CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We  consent  to the  references  to  our  firm  under  the  captions  "Financial
Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information in Post-Effective Amendment Number 58 to the Registration Statement (Form N-1A, No. 2-62492) of the Colonial Counselor Select Income Portfolio, Colonial Counselor Select Balanced Portfolio, and Colonial Counselor Select Growth Portfolio, three of the series of Liberty Funds Trust IV.

We also consent to the incorporation by reference into the Statement of Additional Information of our report dated January 11, 2000 on the financial statements included in the Annual Report of the Counselor Select Portfolios, a series of Liberty Funds Trust IV, for the period ended November 30, 1999.

                                                  ERNST & YOUNG LLP


Boston, Massachusetts
February 11, 2000